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                                                                    EXHIBIT 99.1


DATE:    August 12, 2005                                              [LOGO]

TO:      All Media

FROM:    Standard Management
         10689 N. Pennsylvania Street
         Indianapolis, Indiana 46280

CONTACT: Michael B. Berry
         Investor Relations
         Phone: 317-574-5221

             Standard Management Reports Second Quarter 2005 Results

(Indianapolis, Indiana) Standard Management Corporation ("Standard Management" or the "Company") (NASDAQ: SMAN) reported a loss for the period of $.68 per diluted share, or $5.4 million. Included in this loss was an additional $0.8 million or $.10 per diluted share loss from discontinued operations related to Standard Life Insurance Company of Indiana ("Standard Life") which the Company sold in June 2005.

CHAIRMAN'S COMMENTS

Ronald D. Hunter, Chairman, CEO and President of Standard Management, stated, "With the sale of Standard Life completed, we have been able to concentrate our full resources on the planned expansion of our Health Services business and the transition of Standard Management into a national Health Services organization."

Mr. Hunter continued, "In the past few weeks we have completed three strategic Health Services acquisitions with combined annual revenues of nearly $40 million. We are excited about these new acquisitions and their immediate impact on shareholder value. The continued execution of our business plan, combined with current operations, should generate annualized revenues of approximately $60 million by year end 2005."

SALE OF STANDARD LIFE INSURANCE COMPANY OF INDIANA

On June 9, 2005, the Company completed the sale of all outstanding capital stock of Standard Life to Capital Assurance Corporation ("Capital Assurance"). The purchase price was approximately $79.8 million, consisting of $52.5 million in cash, $5 million in a new class of 7% cumulative exchangeable preferred stock of Capital Assurance and the assumption by Capital Assurance of approximately $22.3 million of indebtedness of the Company. In addition, Standard Management purchased certain assets from Standard Life at closing for approximately $5.3 million, paid off senior debt of $17.7 million, and incurred sale related expenses of $4.5 million, resulting in net cash proceeds to Standard Management of $25.0 million.


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OPERATIONS

For the quarter ended June 30, 2005, net loss was $5.4 million or $.68 per diluted share, compared to a net loss of $2.5 million or $.31 per diluted share for the second quarter of 2004.

CONTINUING OPERATIONS: The second quarter 2005 improved slightly with a net loss of $4.6 million or $.58 per diluted share, compared to a net loss of $4.9 million or $.62 per diluted share for the second quarter of 2004. Comparatively, the current quarter was impacted by an increase in expenses of $.03 per diluted share related to legal reserves and increased gross margin of $.01 per diluted share. Loss of $.02 per diluted share was incurred in the second quarter of 2004 for severance payments.

DISCONTINUED OPERATIONS (FORMERLY FINANCIAL SERVICES): Net loss for the quarter was $0.8 million, or $.10 per diluted share, compared to net income of $2.5 million or $.31 per diluted share for the second quarter of 2004. Largely impacting the current quarter was an additional loss on the sale of our Financial Services operations of $1.0 million or $.13 per diluted share, primarily associated with the lower than expected earnings performance of Standard Life.


This press release contains "forward-looking statements" within the meaning of section 27 A of the Securities Act of 1933. The use of the words "believe," "expect," "anticipate," "intend," "may," "estimate," "could," "plans," and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the performance of our health services segment, potential future acquisitions, and their impact on the segment's performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to the ability of our management team to successfully operate a health services business with limited experience in that industry; our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business; general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain additional capital when needed and on favorable terms; our ability to achieve anticipated levels of operational efficiencies at recently acquired companies, as well as through other cost-saving initiatives; customer response to new products, distribution channels and marketing initiatives; and increasing competition in the sale of our products.

We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Standard Management is a holding company headquartered in Indianapolis, IN. Information about the company can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at www.SMAN.com.


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                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (unaudited, dollars in thousands)

                                                                                                JUNE 30         December 31
                                                                                                  2005              2004
                                                                                              -----------       -----------
                                                     ASSETS

Current assets:
     Cash and cash equivalents .........................................................      $    25,972       $     1,121
     Accounts receivable, net ..........................................................            1,314             1,109
     Inventories .......................................................................            1,354               748
     Prepaid and other current assets ..................................................              790             1,009
     Assets of discontinued operations .................................................               --         1,921,550
                                                                                              -----------       -----------
         Total current assets ..........................................................           29,430         1,925,537

Property and equipment, net ............................................................           11,245            11,299
Assets held for sale ...................................................................              738               738
Deferred financing fees, net ...........................................................            2,211             1,767
Officer and other notes receivable, less current portion ...............................              878               912
Investments in unconsolidated subsidiaries .............................................            5,160               160
Intangible assets, net .................................................................            1,155             1,312
Goodwill ...............................................................................            3,725             3,725
Other noncurrent assets ................................................................            1,542             2,295
                                                                                              -----------       -----------
         Total assets ..................................................................      $    56,084       $ 1,947,745
                                                                                              ===========       ===========

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable ..................................................................      $       950       $       401
     Accrued expenses ..................................................................            1,698             2,236
     Current portion of long-term debt .................................................            2,556             3,597
     Liabilities of discontinued operations ............................................            1,585         1,829,606
                                                                                              -----------       -----------
         Total current liabilities .....................................................            6,789         1,835,840

Long-term debt, less current portion ...................................................           36,345            50,714
Other long-term liabilities ............................................................            1,148             1,159
                                                                                              -----------       -----------
         Total liabilities .............................................................           44,282         1,887,713

Shareholders' equity:
     Common stock, no par value, and additional paid in capital, 20,000,000 shares authorized, 9,479,524 shares and 9,446,191 shares issued in 2005 and 2004,
         respectively ..................................................................           64,789            64,369
     Retained deficit ..................................................................          (45,352)           (1,529)
     Treasury stock, at cost, 1,525,078 shares .........................................           (7,703)           (7,703)
     Accumulated other comprehensive income from continuing operations .................               68                68
     Accumulated other comprehensive income from discontinued operations ...............               --             4,827
                                                                                              -----------       -----------
         Total shareholders' equity ....................................................           11,802            60,032
                                                                                              -----------       -----------
         Total liabilities and shareholders' equity ....................................      $    56,084       $ 1,947,745
                                                                                              ===========       ===========

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                STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           (unaudited, dollars in thousands, except per share amounts)



                                                                     THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                           JUNE 30                           JUNE 30
                                                                 ----------------------------      ----------------------------
                                                                     2005             2004             2005             2004
                                                                 -----------      -----------      -----------      -----------
Net revenues ...............................................     $     2,489      $     1,841      $     4,691      $     3,492
Cost of sales ..............................................           1,957            1,363            3,738            2,564
                                                                 -----------      -----------      -----------      -----------
     Gross profit ..........................................             532              478              953              928

Selling, general and administrative expenses ...............           3,451            3,710            7,423            6,529
Depreciation and amortization ..............................             486              530            1,014            1,058
Loss related to sale of a business .........................              --               --               --              964
                                                                 -----------      -----------      -----------      -----------

     Operating loss ........................................          (3,405)          (3,762)          (7,484)          (7,623)

Interest expense ...........................................           1,186            1,166            2,310            2,183
                                                                 -----------      -----------      -----------      -----------

     Loss before income taxes ..............................          (4,591)          (4,928)          (9,794)          (9,806)

Income tax expense (benefit) ...............................              --               --               --               --
                                                                 -----------      -----------      -----------      -----------

     Net loss from continuing operations ...................          (4,591)          (4,928)          (9,794)          (9,806)

Income (loss) from discontinued operations, net of
     income taxes of $233, $411, $212 and
     $1,006, respectively ..................................            (772)           2,461          (34,029)           5,572
                                                                 -----------      -----------      -----------      -----------
     Net loss ..............................................     $    (5,363)     $    (2,467)     $   (43,823)     $    (4,234)
                                                                 ===========      ===========      ===========      ===========

 Loss per share - basic and diluted
     Loss from continuing operations .......................     $     (0.58)     $     (0.62)     $     (1.23)     $     (1.22)
     Income (loss) from discontinued operations ............           (0.10)            0.31            (4.29)            0.69
                                                                 -----------      -----------      -----------      -----------
           Net loss available to common shareholders .......     $     (0.68)     $     (0.31)     $     (5.52)     $     (0.53)
                                                                 ===========      ===========      ===========      ===========

      Weighted average shares outstanding ..................       7,954,446        7,923,335        7,937,780        8,018,891
                                                                 ===========      ===========      ===========      ===========